UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 1, 2012 (October 31, 2012)

SPECTRA ENERGY PARTNERS, LP

(Exact name of registrant as specified in its charter)

Delaware	1-33556	41-2232463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5400 Westheimer Court, Houston, Texas		77056
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 713-627-5400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously disclosed, on October 23, 2012, Spectra Energy Partners, LP (the “Partnership”) entered into a Contribution Agreement (the “Contribution Agreement”) with Spectra Energy Partners (DE) GP, LP, the general partner of the Partnership (the “General Partner”), an indirect, wholly-owned subsidiary of Spectra Energy Corp. Pursuant to the Contribution Agreement, on October 31, 2012, the Partnership completed the acquisition (the “Acquisition”) of all the limited liability company interests in Westcoast Energy (U.S.) LLC (“WEUS”). WEUS owns a 38.76% interest in Maritimes & Northeast Pipeline, L.L.C. (“M&N U.S.”), which in turn owns and indirectly operates the portion of the Maritimes & Northeast Pipeline natural gas transmission system located in the U.S. (approximately 338 miles of mainline pipeline, with a mainline capacity of 833,316 MM Btu/day).

In connection with the Acquisition, the Partnership paid to the General Partner consideration of approximately $375 million, consisting of (i) 1,806,583 newly-issued common units and 36,869 general partner units valued at $30.51 per unit, which represents 97% of the volume-weighted average price of the Partnership’s common units on the New York Stock Exchange calculated for the 20-business day period ended on October 29, 2012, representing an aggregate value of approximately $56 million, and (ii) approximately $319 million in cash, which was funded through short-term borrowings. M&N U.S. has approximately $439 million in outstanding indebtedness, 38.76% of which is $170 million.

Item 2.02.	Results of Operations and Financial Condition.

On November 1, 2012, Spectra Energy Partners, LP issued a news release announcing its financial results for the third quarter ended September 30, 2012. A copy of this news release is attached hereto as Exhibit 99.1. The information in Exhibit 99.1 is being furnished pursuant to this Item 2.02.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release of Spectra Energy Partners, LP, dated November 1, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRA ENERGY PARTNERS, LP

By:	Spectra Energy Partners (DE) GP, LP,
its general partner

By:	Spectra Energy Partners GP, LLC,
its general partner

/s/ Laura Buss Sayavedra
Laura Buss Sayavedra
Vice President and Chief Financial Officer

Date: November 1, 2012

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Press Release of Spectra Energy Partners, LP, dated November 1, 2012